                                                                    Exhibit 99.2
                             Whistle Blower Policy

All UTG, Inc employees  are  encouraged to report either orally or in writing to their  immediate  supervisor,  or alternate  line of  authority  as  hereinafter described,  all evidence of activity by a UTG  department  or employee  that may constitute:

     o    Instances of Corporate Fraud;

     o    Unethical Business Conduct;

     o    A violation of State or Federal law; or

     o    Substantial  and specific  danger to the employee's or public's health and safety

Any UTG employee who in good faith  reports  such  incidents as described  above will be protected  from  threats of  retaliation,  discharge,  or other types of discrimination including but not limited to compensation or terms and conditions of employment  that are directly  related to the disclosure of such reports.  In addition,  no employee may be adversely affected because the employee refused to carry  out a  directive  which,  in fact,  constitutes  corporate  fraud or is a violation of State or Federal law.

Any  employee  who wants to report  evidence  of alleged  improper  activity  as described  should contact  his/her  immediate  supervisor,  or the  supervisor's manager. In instances where the employee is not satisfied with the supervisor or manager's response,  or is uncomfortable for any reason addressing such concerns to their supervisor or the manager of such supervisor,  the employee may contact any Executive  Officer of the Company.  If the employee is uncomfortable for any reason contacting an Executive Officer, the employee may contact a member of the
Audit Committee of the Board of Directors. The contact information for the Audit
Committee  members  will be  posted  on the  Company  web  site.  Employees  are encouraged to provide as much specific  information as possible including names, dates, places, and events that took place, the employee's  perception of why the incident(s)  may be a  violation,  and what action the  employee  recommends  be
taken.  Anonymous  written  or  telephonic   communications  will  be  accepted.
Employees who choose to identify themselves will receive a reply to their report within 20 working days or as soon as practicable thereafter.